Exhibit 99.1



                FIRST AMERICAN CAPITAL CORPORATION NEWSLETTER
                             December 19, 2003

Happy Holidays and Happy New Year: On behalf of the Board of Directors, management and staff of First American Capital Corporation, we want to extend to each of you a very joyous holiday season and our best wishes for a prosperous New Year. As we mentioned in previous newsletters, we want to improve our communications with the shareholders. In this regard, the following information has been developed for you.

Board of Directors Meeting Highlights.   The Board of Directors held their
quarterly meeting on November 13, and a special meeting on December 12. During these meetings, the Board reviewed the financial reports for the nine-month period that ended on September 30, 2003. Please note the following:

a. The Company's Strategic and Business Plans have been developed and were presented and approved by the Board of Directors on November 13, as working documents with the understanding these would be updated as necessary.

b. At the Special Board of Directors Meeting on December 12, a review of
updated forecasts and budgets for 2004 was conducted.   This special meeting
was believed necessary in order to clearly identify ways to improve profitability for the Company. Briefly summarized the plan for 2004 includes the following:

(1) Marketing:  Completing the offering of our original founder's policy
(FA 2000); introducing two new products and the development of possibly four other products. All of these are dedicated to serving the needs of the customer, providing our agents a product that can be sold and products that will be profitable for the company.

(2) Financial Management: Continuing to emphasize profitability through an aggressive financial management program dedicated to reducing expenses and increasing shareholder value.

(3) Corporate Communications: Continue to provide shareholders periodic newsletters and other information related to the condition of the Company and its programs.

c. Our quarterly and year-to-date financials for the period ended September 30, 2003, show the following:

(1) Total revenues for the quarter ended on September 30, 2003, were down by $127,605, however, total revenues for year-to-date have increased by $312,303

(2) Net premium income for the quarter ended September 30, 2003, was down by $62,948, however, the total net premium income for year-to-date has increased $352,986

(3) Assets now total $20,239,748, an increase of $152,234 since June 30, 2003

d. Areas of Financial Concern: Profitability still remains a major concern of the Board of Directors and management. Due to the high costs of the proxy contest and related issues, shareholder earnings for the year-to-date are -$.02 per share. Even with these unusual costs, the earnings per share has improved significantly from -$.11 in 2002. To aggressively address profitability issues, the Board of Directors has scheduled monthly meetings for the next six months.

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e. The Company's September 30, 2003, financial statements are included in its
Form 10-Q   Quarterly Report filed with the Securities and Exchange Commission on November 14, 2003, which can be accessed through the SEC's web site at www.sec.gov. These financial statements should be read in their entirety, together with Management's Discussion and Analysis included in such report. The above is a summary of the improvements and cites management's concern for profitability.

Liquidity Program for Shareholders: At their Board of Directors meeting on December 12, the Executive Committee was directed to move quickly on establishing a liquidity program. This plan will be initiated in two phases:

a. Short Term Program: This initial phase will be delegated to identifying a third party manager who will act as the coordinator and facilitator for anyone desiring to buy or sell their First American Capital stock. We anticipate this will be in place within sixty days.

b. Long Term Program: The long-term program will be dedicated to accomplishing the necessary actions to have our stock traded publicly in one of the current national trading programs (e. g. Over the Counter Bulletin Board). Until we fully review the steps necessary in this phase, we are not in a position to provide you with a completion date.

Identifying Strategic Partners: At their meeting on December 12, the Board of Directors asked the Executive Management to identify all possible opportunities for developing strategic partners with the objective of expanding the marketing of our current products, identifying those products of others that are necessary for our marketing organizations to use in developing more sales and profitability and other types of partnerships that will improve the profitability of the Company.

Final Offering of our FA 2000 Product: We are continuing to move forward with the final offering of our FA 2000 product. This whole life with annuity rider has been very popular and combines insurance with a high interest annuity. We have identified approximately 1,200 shareholders who are not currently policyholders and will make every effort to offer this product to everyone before completing this offering. If you have not been contacted and would like a visit, please contact us.

Market Development and Production: Since our last newsletter, we have consolidated our national marketing program into our home office with an estimated costs savings of approximately $100,000 for 2004. Our national marketing program in eight states continues to be very successful. For example, the annualized premium generated in 2002 was $597,889. Through September 30, 2003, we had $651,307. Our in-state marketing program has been more active since our last newsletter and has achieved $627,347 in annualized premium for the first nine months of 2003.

Again, we appreciate your support as a shareholder and extend our best wishes to you for the coming holidays.




Harland E. Priddle
Chairman


Please note that statements contained in this newsletter that are not historical facts may constitute forward-looking statements. Actual results may differ materially from those stated or implied in the forward-looking statements. The Company assumes no obligation to update the information contained in this newsletter.